Exhibit 16.1

July 17, 2026

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Ladies and Gentlemen:

We have read Spectral Capital Corporation’s statements concerning Michael Gillespie & Associates, PLLC included under the heading “Changes in and Disagreements with Accountants on Accounting and Financial Disclosure” in Spectral Capital Corporation’s Registration Statement on Form S-1, as filed with the Securities and Exchange Commission, and the statements concerning our firm included under Item 4.01 and Item 4.02 of Spectral Capital Corporation’s Form 8-K dated May 7, 2025, as amended by its Forms 8-K/A filed on May 23, 2025 and June 26, 2025.

We agree with such statements insofar as they concern our firm. We do not express any opinion on, and this letter should not be read as endorsing, the Company’s determination that the previously issued financial statements for the affected periods can be relied upon, the Company’s decision not to restate those financial statements, or any of the Company’s other statements, conclusions, or determinations. We are not in a position to agree or disagree with such other statements.

Respectfully submitted,

/s/ Michael Gillespie & Associates, PLLC

Michael Gillespie & Associates, PLLC

Vancouver, Washington